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EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTTIFICATE OF INCORPORATION
                                       OF
                               NUWAY MEDICAL INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

     NuWay Medical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991.

     SECOND: That the Board of Directors of the Corporation approved by unanimous written consent, filed with the minutes of the Board on July 19, 2002, and duly adopted a resolution authorizing and directing (i) the creation of Class A Preferred Stock, and increasing the number of shares of said Class A Preferred Stock from -0- to 25,000,000 (twenty five million) and (ii) increasing the number of shares for it's Common Stock (single class) from 15,000,000 to 100,000,000 (one hundred million) shares, each action done in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware. This action by the Board is referred to herein as the "Authorized Shares Amendment".

     THIRD: That on August 12, 2002, pursuant to Delaware General Corporation law sections 242 and 222, a majority of the Corporation's stockholders approved the Authorized Shares Amendment, and issued and approved a Consent documenting said approval.

     FOURTH: The Certificate of Incorporation of the Corporation be, and it hereby is, amended to include a second class of stock designated as "Preferred Stock". The class of stock designated in the initial Certificate of Incorporation shall be designed [sic] as "Common Stock." The total number of shares of capital stock which the Corporation is authorized to issue is 125,000,000 shares, 100,000,000 shares of which shall be Common Stock, and 25,000,000 shares shall be Preferred Stock all with a par value of .00067.

     IN WITNESS WHEREOF, said Nuway Medical Inc. has caused this certificate to be signed by Dennis Calvert its President, this 26th Day of December 2002.

        /s/
        Signed  ______________________________
        Dennis  Calvert  President
        Nuway  Medical  Inc.


                                        STATE  OF  DELAWARE
                                        SECRETARY  OF  STATE
                                        DIVISION  OF  CORPORATIONS
                                        FILED  7:30  PM  12/26/2002
                                        0208008980-02274303

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